PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 25, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS MULTI-MARKET INCOME TRUST
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC WESTERN INVESTMENT HEDGED PARTNERS L.P. WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P. ARTHUR D. LIPSON LYNN D. SCHULTZ
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders of DWS Multi-Market Income Trust (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 4, 2010, Western Investment delivered the following letter to shareholders of the Fund:

WE BELIEVE DEUTSCHE DOES NOT MEET THE MINIMUM ETHICAL STANDARDS TO MANAGE YOUR FUND

VOTE WITH WESTERN INVESTMENT TO WORK TO REMOVE DEUTSCHE

Dear Fellow Shareholder:

We have lost all confidence in Deutsche Investment Management Americas Inc. (“Deutsche”), the investment advisor for DWS Multi-Market Income Trust (the “Fund”), and its handpicked Board of Trustees (the “Board”).  We believe Deutsche’s history clearly shows it is unfit to manage closed-end funds.  They disdain the most basic principles of American democracy.

This solicitation is an important step in Western Investment’s campaign to oust Deutsche from managing U.S. closed-end funds.  Please vote the GOLD proxy.  Together we will knock down the undemocratic hurdles erected by Deutsche and its Board, which are designed to block YOU from exercising your basic voting rights as shareholders.

We are investors specializing in investing in closed-end funds.  In addition to our investment in the Fund, we have large investments in other funds managed or controlled by Deutsche, a subsidiary of Deutsche Bank AG, the German banking conglomerate.  Deutsche is taking advantage of YOU and its other shareholders in its closed-end funds, maximizing its profits at YOURS and their expense.

We are seeking your support on the GOLD proxy card FOR the election of our INDEPENDENT nominee to the Fund’s Board.  Your should be aware that the Fund may attempt to disqualify the nomination of Arthur D. Lipson, our nominee, but we intend to pursue Mr. Lipson’s nomination to the fullest extent possible.  To avoid any confusion and to ensure your vote sends the proper message to the Fund, in the event Mr. Lipson’s nomination is disqualified, withdrawn or otherwise not available, your proxy will be voted to withhold authority to vote for all of the Fund’s trustee nominees.

DEUTSCHE BANK AG HAS NUMEROUS SEC AND LEGAL PROBLEMS AND SHOULD NOT BE MANAGING SHAREHOLDERS’ INVESTMENTS

Only your vote can stop Deutsche from exploiting this Fund for its own benefit as it has with so many others.  We are reaching out to shareholders of a number of Deutsche managed funds to share our concerns that Deutsche is unfit to manage closed-end funds.  These include:
•	DWS High Income Trust (KHI);
•	DWS Strategic Income Trust (KST);
•	DWS Dreman Value Income Edge Fund, Inc.(DHG);
•	DWS Enhanced Commodity Strategy Fund, Inc. (GCS);
•	DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (DRP); and
•	DWS Global High Income Fund, Inc. (LBF).

We have never felt compelled to take such widespread action before.  However, we believe that the actions by this Board and Deutsche can no longer be tolerated.

Consider lowlights of Deutsche Bank AG’s troubled history:

•
Deutsche Bank AG admitted that in 2009 it investigated a dissident shareholder and a journalist, among others, and it has been accused of mounting an East German secret police style entrapment operation against a prominent shareholder it regarded as a troublemaker.

•	Since 2003, Deutsche Bank AG and its affiliates have been censured by the SEC three times:
o	For market-timing;
o	For trade steering; and
o	For trading “proxy votes” for banking business.

•
An affiliate of Deutsche, in an agreement with the Attorney General of the State of New York, paid $250 million and reduced advisory fees to settle charges arising from the adverse effects of “market–timing” relationships this affiliate had with select trading partners, allowing it to make essentially riskless trades at the expense of its mutual fund clients.

•
Deutsche liquidated two of the Fund’s sister funds, DWS RREEF Real Estate Fund, Inc. (“SRQ”)  and DWS RREEF Real Estate Fund II, Inc. (“SRO”), in the face of losses of 88% and 95%, respectively, of their net asset values.

•	An affiliate of Deutsche received a cease and desist order from the West Virginia Securities Commissioner in connection with its marketing and sales of auction rate securities.

•
Deutsche and its affiliates are the subject of numerous lawsuits, most brought by its own fund shareholders, including Western Investment LLC, over the management of the funds and Deutsche’s market timing activities.

DO YOU TRUST DEUTSCHE TO MANAGE YOUR INVESTMENT?

The Fund’s Handpicked Board:  Stacking the Deck Against You.  While shareholders of Deutsche’s funds suffer, the trustees have done quite well.  Each of the Fund’s trustees serve on the boards of at least 126 funds in Deutsche’s fund complex and receive trustee fees of over $200,000 per year, with an average servitude to Deutsche of 13.5 years.  Under these conditions, we do not believe they can maintain their impartiality and true independence.  We question their ability to decide matters that may benefit shareholders of the Fund, but that may negatively impact Deutsche and its fee income.

Deutsche has a history of disregarding best practice corporate governance recommendations, which is indicative of a Board that does not place shareholders’ interests first.  Deutsche has enacted a number of hurdles to dilute shareholders’ voting rights in elections.  This damages shareholders and protects the incumbency of Deutsche and its captive trustees.  These hurdles include:
•	Staggering the Board;
•	Implementing an absolute majority vote rule in contested elections; and
•	Preventing some shareholders from voting all of their shares.

Many of you bought shares when the entire Board was elected each year by the vote of a plurality of shares represented at the annual shareholders meeting.  However, we believe Deutsche and the trustees realized the risk that they could be replaced by a shareholder vote.  So they changed the rules.  They amended the By-laws so that shareholders are now permitted to elect only one-third of the Board each year, and extended their terms to 3 years.  The By-laws were also amended to require the vote of a majority of all of the Fund’s shares outstanding, not just the shares represented at the annual shareholders meeting, to elect trustees.  It sounds innocuous, but the difference is crucial.  It almost guarantees that if a shareholder nominates candidates for the Board and campaigns for their election, as we are doing here, neither side will gain the votes needed for election.  Should that happen, the incumbents simply retain their seats as holdovers, even if they were out-voted.  This is precisely what happened at GCS, another Deutsche closed-end fund.  There, the entire Deutsche board has remained in office since 2008, even though Western Investment’s nominees received more votes than the incumbents by a vast margin at the 2008 annual meeting.  Since then, Deutsche and its board, not wishing to risk the repeat of that embarrassment, have simply skipped holding another annual meeting.  These unelected GCS incumbents are the same trustees who serve on this Board and whom you can oust by voting the GOLD proxy.  Most recently, Deutsche adopted a state law provision to limit Western Investment’s and possibly other shareholders’ rights to vote its GCS shares.  Is there nothing Deutsche will not do to prevent shareholders from having a meaningful right to vote?  We must vote them out, now.  Please vote the GOLD proxy.

We are not the only ones who believe that the Fund’s corporate governance practices prevent shareholders from fully exercising their rights.  Deutsche’s own Global Proxy Voting Guideline “is to vote against proposals to classify the board and for proposals to repeal classified boards and elect directors annually” because “directors should be held accountable on an annual basis. By entrenching the incumbent board, a classified board may be used as an anti-takeover device to the detriment of the shareholders in a hostile take-over situation.”  Amazingly and against their own global guidelines, which apparently do not apply to closed-end funds, the Fund chose to classify the Board in March 2009.  WHAT HYPOCRITES!

THIS BOARD HAS TRASHED GOOD GOVERNANCE PRINCIPLES AND SOLIDLY ENTRENCHED ITSELF WITHOUT A SINGLE SHAREHOLDER VOTE!

We question the Board’s accountability. We question the Board’s objectivity. We question the Board’s independence. We question the Board’s record.

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given below.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson

If you have any questions or need assistance voting your Shares, please call:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, CT  06840

Shareholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com